Exhibit 1.2

Number: C1280310

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ENGINE MEDIA HOLDINGS, INC. changed its name to ENGINE GAMING AND MEDIA, INC. on October 19, 2021 at 12:00 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On October 19, 2021

CAROL PREST
Registrar of Companies Province of British Columbia Canada

ELECTRONIC CERTIFICATE